21 July 2004

PROGEN NEWS

Progen Industries Limited (ASX: PGL; NASDAQ:PGLAF)

[PICTURE OMITTED]
Lewis Lee
Managing Director

From the Managing Director. . .

Welcome to our July 2004 edition of Progen News.

To reinforce the company's vision to deliver long-term shareholder value, the company's overriding strategy has been and continues to be to refine operational activities through reassessment of objectives, core competencies and progress in all areas of engagement. In this regard, last year's divestment of the Lifesciences division (October 2003) to Global Science & Technology Ltd. N.Z. is further evidence of Progen's commitment and focus as an anti-cancer drug developer.

Attention at the moment is focussed strongly on PI-88, our oncology lead candidate and much of this newsletter is designed to update shareholders on PI-88's development.

PI-88's clinical development program has expanded dramatically in the past 6 months with Phase II trials now running in 20 centres across 3 continents. This will be discussed further over the page.

Our drug discovery group, continue to make solid progress with the development of small molecule hits to fuel our pipeline in the future. PI-166 is another product supplementing our pipeline and is currently being trialed in a Phase 1b clinical trial in patients with non-operable (advanced) primary liver cancer. We are currently screening a variety of anti-cancer therapies with the aim to inlicense another product soon.

The most significant near-term objective for the company is the successful licensing of PI-88 to a strategic industry player (Pharma or Biotech) for continued and accelerated development and commercialisation of the product. Business Development has been charged with this task and is continuing actively with promising potential outcomes.

Thank you to all our staff at Progen, shareholders and stakeholders for their untiring contributions and support. The company remains committed to our ultimate goal; improving the health outcomes of cancer patients.

ASX: PGL
52 wk range 0.98 - 3.76
Market Cap AUD$122,945,351
(July, 23, 2004)

NASDAQ: PGLAF
52 wk range 0.58 - 3.24
Market Cap
USD$86,338,028
(July, 23, 2004)

[GRAPHIC OMITTED]

Total number of fully paid ordinary shares on issue              34,535,211

Listed Options on issue                                           3,807,371

Unquoted Employee Options                                         2,286,244


Inside this issue:

PI-88 Clinical Trial Update                                      2

PI-88 Receives Orphan Drug                                       3

Manufacturing Division Update                                    3

Information for US Option Holders                                4


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PROGEN NEWS

Page 2

PI-88  CLINICAL  UPDATE

"PI-88 has recently undergone, a dramatic expansion in its clinical trial program"

3 countries, 20 clinical trial centers

PI-88, our most advanced compound within our oncology pipeline has recently undergone a dramatic expansion in its clinical trials program. The earlier clinical program was designed to test safety and tolerability of PI-88 administered as long-term therapy in patients with advanced cancers. In addition, some latitude was included in the studies to assess potential efficacy. PI-88 continues to show a good safety profile and preliminary results of efficacy that were presented in November at AACR-EORTC-NCI meeting in Boston. These results continue to look encouraging, with patients suffering advanced stage IV melanoma still on treatment for periods of one, two and three years. All PI-88 clinical trials to date have been conducted under an active Investigational New Drug application, or IND, with the United States Food and Drug Administration, or FDA. Specifically, the Phase II trial program has been purposely designed to;

1. Evaluate the efficacy of PI-88 as a single agent in patients with advanced melanoma

2. Evaluate the efficacy of PI-88 in combination with standard chemotherapy, docetaxel (Taxotere(R)), in advanced lung cancer.

3. Evaluate the potential of PI-88 to prevent recurrence and increase survival in post operative liver cancer patients as an adjuvant to surgery.

4. Evaluate the efficacy of PI-88 in haematological (blood) malignancy, notably multiple myeloma.

--------------------------------------------------------------------------------------------------------------------------
                                             PI-88 CLINICAL PROGRAM

--------------------------------------------------------------------------------------------------------------------------
INDICATION                     PH            TREATMENT                        STATUS & KEY POINTS

--------------------------------------------------------------------------------------------------------------------------
ADVANCED MELANOMA              II   Self-administration of PI-88.         Trial commenced January 2004.
                                                                          50 patients to be recruited.
                                                                          Orphan Drug status - Advanced Stage
                                                                          II and Stage III/IV melanoma - granted May 2004.

--------------------------------------------------------------------------------------------------------------------------

ADVANCED LUNG CANCER           II   Combined therapy:                     Trial commenced February 2004.
(NSCLC)                             PI-88 (self-administeration)          90 patients to be recruited.
                                    and Taxotere(R) (docetaxel).

--------------------------------------------------------------------------------------------------------------------------

MULTIPLE MYELOMA               II   Self-administration of PI-88.         Completed.
                                                                          Disease marker study - 19 patients.
                                                                          Disease Stabilisation - 39% of
                                                                          evaluable patients.
--------------------------------------------------------------------------------------------------------------------------

LIVER CANCER                   II   Self-administration of PI-88.         Trial commenced July 2004.
(POST SURGERY)                                                            340 patients to be recruited.
Post-resection Hepatoma
--------------------------------------------------------------------------------------------------------------------------

                                                 EARLIER TRIALS

--------------------------------------------------------------------------------------------------------------------------
INDICATION                     PH            TREATMENT                        STATUS & KEY POINTS
--------------------------------------------------------------------------------------------------------------------------

MELANOMA                       I    Self-administration of PI-88.         Thirty-eight (38) evaluable patients.
+ other advanced solid                                                    39% rate, Stable Disease (n=14) and
tumors                                                                    Partial Response (n=1)
                                                                          (15/38 patients with disease control SD/PR)
                                                                          42% 8/19 melanoma patients with SD or PR
--------------------------------------------------------------------------------------------------------------------------

ADVANCED CANCERS               I    Combined therapy:                     Combination dose-finding study.
Solid tumors                        PI-88 (self-administration) and
                                    Taxotere(R) (docetaxel).
--------------------------------------------------------------------------------------------------------------------------

ADVANCED CANCERS               I    Intravenous (IV) delivery of PI-88.   Dose ranging study - Completed.
--------------------------------------------------------------------------------------------------------------------------


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                                                                       July 2004

                                                                          Page 3

PI-88  RECEIVES  ORPHAN  DRUG  DESIGNATION

In May, PI-88 received orphan drug designation from the U.S. Food and Drug Administration (FDA) for treatment of Stage II, III and IV melanoma.

The U.S. Orphan Drug Act is intended to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals. Additional criteria include the ability of the product to address unmet medical need where no approved treatment option exists or, the provision of significant benefit over other available treatments.

On examination of the data package submitted, the FDA signified that PI-88 fits within the criteria and subsequently accorded PI-88 Orphan Drug status.

Under the Act, upon marketing authorization and during the period of market exclusivity, the FDA does not accept or approve other applications to market the same medicinal product for the same therapeutic indication. In addition to potential market exclusivity, orphan drug status provides up to 50% in U.S. tax credits, grant funding for research and development and reduced filing fees, potential expedited review as well as advice on the conduct of clinical trials. The latter of these factors is the most commercially relevant to Progen as it may help PI-88 reach the market sooner.

From a company perspective, the attainment of Orphan Drug status provides significant potential commercialisation benefits. It is providing increased company and product recognition in international industry circles and may provide potential faster track to final product market release if results of current and ongoing trials provide the necessary evidence to support PI-88's registration in the U.S. for malignant melanoma. Furthermore, registration of registered orphan drugs such as Gleevec(R), Rituxan(R), Enbrel(R) indicate that sales can reach block buster status - as a product is used in so called 'off-label' disease indications and/or is augmented by subsequent disease approvals on the product label, both of which significantly increase product sales.

". . .registration of registered orphan drugs such as Gleevec(R), Rituxan(R), Enbrel(R) indicate that sales can reach blockbuster status"

[GRAPHIC OMITTED]

MANUFACTURING  DIVISION  UPDATE

Our Contract Services division, which most importantly provides all PI-88 clinical trial drug requirements, also provides contract development and manufacture of potential drugs from Biotech companies domestically and internationally.

Despite PI-88 clinical demand increasing an unprecedented 10-fold due to the expansion of our trial program this last year, the Contract Services division has again grown profitability and sales in the current year from contracting business.

Contracts that have been delivered this year in the contract manufacturing division include:

Development of a malaria vaccine candidate under PATH-Malaria Vaccine
Initiative;

Manufacture of a second generation protein for U.S. based Sequella, Inc. for use as a patch test for the detection of active tuberculosis;

Manufacture of PEP-0005, a novel anti-cancer compound under clinical development in the U.S. for Brisbane based Peplin Ltd;

Manufacture of innovative and commercialised veterinary vaccine (QVAX);

Manufacture of a protein for Prima Biomed Ltd. used in the treatment of cancer; and

Manufacture of two vaccines for Australian clients.

Progen Industries Limited (ASX: PGL; NASDAQ:PGLAF)
                                                              PROGEN
                                                              INDUSTRIES LIMITED

Committed to Improving Health Outcomes for Cancer Patients

2806 Ipswich Road
PO Box 28
Richlands DC
Darra QLD 4076
AUSTRALIA
=================
Phone: +61 7 3273-9100
Fax: +61 7 3375-1168
Email: news@progen.com.au


CHECK OUT OUR NEW WEB DESIGN WWW.PROGEN.COM.AU


Progen Industries (NASDAQ:PGLAF; ASX: PGL) is a globally-focused Australian biotechnology company committed to improving patient outcomes through discovery and development of small molecule-based cancer therapeutics. Progen have a particular focus on the interaction between heparan sulfate (a complex sugar important in human biology) and growth factors, and the implications for the treatment of cancer. Progen have developed a small-molecule drug development program in this area with the aim of bringing innovative new cancer therapies to the market. The first product from this research, PI-88, is showing promising signs of efficacy in humans, and is currently in a Phase II clinical trial program across multiple cancers. Progen manufactures PI-88 in its cGMP facility, and also conducts custom synthesis of biologicals for a range of clients world-wide through its Commercial Services Division.


ATTENTION:  US  SHAREHOLDERS

We have received a number of enquiries from the US regarding the stock options (also known as warrants in the U.S.) issued under the "Bonus Option Issue", dated 28th November_2003.

A majority of the queries relate to how eligible U.S. shareholders obtain, exercise and/or trade the warrants granted. The company believes part of the confusion is a result of the warrants being domiciled on the Australian Stock Exchange. Consequently U.S. brokers appear to be having difficulty in recording their clients' allocation of warrants due, in some cases, to restrictions or limitations within their internal systems for dealing with foreign-issued and registered warrants.

Note that as of 28 November 2003, all U.S. registered shareholders were transferred onto the Australian share register to enable the company to record the total allocation of warrants against each eligible shareholder's name. As the registered shareholder is not necessarily the beneficiary, allocation of warrant entitlements has been further complicated.

In order to assist all eligible U.S. shareholders, the company has prepared a series of frequently asked questions (FAQs) and instructions to enable U.S. shareholders in particular to access, exercise, vend or transfer their warrants.

U.S. shareholders and interested parties are invited to visit our company website where these instructions have been posted on the Investor home section.

http://www.progen.com.au/?page=inhome.html

Scroll down to the document link titled "NASDAQ Instructions for Exercise of US Options"

If  you  have  further  questions  please  contact  Progen's  Company Secretary.

Telephone:  +61 7 3273-9100

Disclaimer

This newsletter contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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